Exhibit 10.1

Guaranty Bancshares, Inc.

Executive OFFICER Long Term Incentive Compensation Plan

Section 1.
Purpose. As part of its total compensation program, Guaranty Bancshares, Inc. (the “Company”) has adopted this Executive Long Term Incentive Compensation Plan (the “Plan”) to provide incentives to attract, retain, motivate and reward Executive Officers of the Company and the Bank who are important to the Company’s and the Bank’s success.
Section 2.
Defined Terms.
(a)
“Bank” means Guaranty Bank & Trust, N.A., a national banking association and wholly owned subsidiary of the Company.
(b)
“Board” means the Company’s Board of Directors.
(c)
“Change in Control” has the meaning given in the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan as of the Effective Date.
(d)
“Code” means the Internal Revenue Code of 1986, as amended.
(e)
“Committee” means the Compensation Committee of the Board.
(f)
“Company Group” means, collectively, the Company, the Bank, and each of their respective subsidiaries and affiliates.
(g)
“Effective Date” has the meaning given in Section 7(a).
(h)
“Executive Incentive Retirement Plan” means, with respect to any Participant, that certain instrument titled “Guaranty Bank & Trust, N.A. Deferred Compensation Agreement” by and between the Participant and the Bank, as the same may be amended or restated from time to time.
(i)
“Equity Plan” means the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan, as the same may be amended or restated from time to time, or any successor plan to such plan.
(j)
“Participant” means each executive officer of the Company designated by the Committee to participate herein with respect to a Performance Period.
(k)
“Performance Award” means an award granted to a Participant under this Plan the payment of which is tied to the achievement of one or more Performance Goals over a designated Performance Period.
(l)
“Performance Goals” has the meaning set forth in Section 5(a).
(m)
“Performance Period” means each calendar year or such longer period as the Committee may determine with respect to a Performance Award.
(n)
“Section 409A” means section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

Section 3.
Administration. The Plan shall be administered by the Committee. The Committee is authorized to take such actions as it deems necessary or desirable for the proper administration of the Plan. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan will be conclusive and binding on all persons, and will be given the maximum deference permitted by law.
Section 4.
Eligibility. Eligible participants in the Plan are Executive Officers of the Company or the Bank who are designated by the Committee for participation in the Plan (the “Participants”). Participation in the Plan is at the sole discretion of the Committee.
Section 5.
Performance Awards.
(a)
General. The Committee shall have the authority to grant one or more Performance Awards to any Participant. Each such Performance Award shall specify (i) a target payout amount (which may be a fixed percentage of the Participant’s base annual salary or a fixed dollar amount), and (ii) the applicable Performance Goal(s) and Performance Period for such Performance Award.
(b)
Performance Criteria. With respect to each Performance Award, the Committee will specify the performance objective or objectives that must be satisfied for the applicable Performance Period in order for the Participant to receive a payout in respect of such Performance Award. Any such performance objectives will be based upon the absolute or comparative achievement of one or more of the following criteria (each, a “Performance Goal”), as determined by the Committee:
(i)
Return on average assets;
(ii)
Nonperforming assets to total assets;
(iii)
Efficiency ratio;
(iv)
Net interest margin;
(v)
any other objective or subjective performance criterion.

A Performance Goal applicable to a Performance Award may provide for a targeted level or levels of achievement measured on a GAAP or non-GAAP basis, as determined by the Committee. A Performance Goal also may (but is not required to) be based solely by reference to the performance of the Participant, the Company or Bank as a whole or any subsidiary, division, business segment or business unit of the Company or the Bank, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee, in its sole discretion, may make objectively determinable adjustments to one or more of the Performance Goals applicable to a Performance Award at or after the time of grant of the Performance Award. Such adjustments may include, but shall not be limited to, any of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions;

(vi) items attributable to the business operations of any entity acquired by the Company during the applicable performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the applicable performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s or any Company Group member’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

(c)
Performance Award Amounts. At the end of each applicable Performance Period, the Committee will determine the extent to which the Performance Goals established for the Performance Period have been achieved and determine the payout amount under the Performance Award for each Participant. In no event shall the payout amount under any Performance Award exceed the amount equal to 100% of the Participant’s highest annualized base salary during the Performance Period for such Performance Award.
(d)
Negative Discretion. Notwithstanding anything else in this Plan to the contrary, the Committee, at its sole discretion, may reduce the payout amount of any Performance Award.
(e)
Employment Requirement. The payment of any Performance Award shall be conditioned upon the Participant’s continuous active employment with the Company Group from the date of grant of such Performance Award until the day the Performance Award is paid (or, if earlier, until the date a Change in Control occurs); provided, however, that the Committee may, in its sole discretion, make exceptions to this requirement.
(f)
Change in Control. If a Change in Control occurs, this Plan shall terminate automatically without any further payments or benefits hereunder; provided, however, that all unvested Restricted Stock Awards issued pursuant to Section 6(b)(i) that are outstanding as of immediately prior to such Change in Control shall become fully vested upon the occurrence of such Change in Control.
(g)
Clawback Policy. Any amounts paid under the Plan will be subject to recoupment in accordance with the Company’s Clawback Policy. No recovery of compensation under the Clawback Policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with any member of the Company Group.
Section 6.
Payments.
(a)
In General. Payment of any Performance Award determined under Section 5 with respect to a Performance Period shall be made to each Participant following certification by the Committee of achievement of the applicable Performance Goals and the Performance Award payout amount. The Committee shall certify performance and the payout amount (if any) with respect to each Performance

Award on or before March 15 of the calendar year immediately following the end of the applicable Performance Period.
(b)
Form of Payment.
(i)
Except as otherwise provided in this Section 6(b), each Performance Award shall be paid in the form of an award of shares of restricted stock under the Equity Plan (each, a “Restricted Stock Award”) that vests in three equal annual installments beginning on the first anniversary of the date of grant of such Restricted Stock Award, subject to the Participant’s continuing employment or service with the Company Group. Each Restricted Stock Award shall be subject to the terms of the Equity Plan and a written award agreement on a form approved by the Committee that is consistent with this Section 6(b)(i). The number of shares of restricted stock subject to the Restricted Stock Award shall be determined by dividing the payout amount of the Performance Award by the closing price of the Company’s common stock on the grant date of the Restricted Stock Award. If the Committee determines in its good faith discretion that the grant of a Restricted Stock Award to a Participant pursuant to this Section 6(b)(i) would violate any applicable law or exchange listing requirement, then (A) the Company shall cease to have any obligation to grant the Restricted Stock Award to such Participant, (B) such Participant shall cease to have any further right or entitlement under the Plan in respect of such Restricted Stock Award, and (C) neither the Company nor any other member of the Company Group shall have any liability to the Participant arising from or relating to such ungranted Restricted Stock Award.
(ii)
Each Participant designated by the Committee (which shall initially be Tyson T. Abston and Kirk L. Lee) shall be permitted to elect to receive the payout amount earned under his or her Performance Award in the form of a notional contribution to the Participant’s account under the Executive Incentive Retirement Plan. Such election shall be made by the Participant (A) in writing pursuant to procedures promulgated by the Committee in compliance with Section 409A and (B) not later than the earlier of (I) the date that is six months before the last day of the applicable Performance Period or (II) the date that the payout amount of the applicable Performance Award is “readily ascertainable” within the meaning of Treasury Regulation §1.409A-2(a)(8).
Section 7.
General Provisions.
(a)
Effective Date of the Plan. The Plan shall be effective as of January 1, 2024.
(b)
Plan Amendment; Termination. The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time.
(c)
No Right to Continued Employment. Nothing in this Plan shall be construed as conferring upon any participant any right to continue in the employment or service with any member of the Company Group.
(d)
No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any Performance Awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company as a result of any such action.

(e)
Taxes. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable United States federal, state and local income and employment taxes and any other amounts that the Company is required by law to deduct or withhold from such payment.
(f)
Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(g)
Unfunded Status of Performance Awards; No Trust or Fund Created. This Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Performance Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a Performance Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
(h)
Governing Law. The validity, construction and effect of the Plan and any actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.
(i)
Section 409A. The Performance Awards granted under the Plan are intended to be exempt from or comply in all respects with Section 409A and, to the extent applicable, the Plan will be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any payment under the Plan may be subject to penalty for noncompliance with Section 409A, the Committee shall have the right (without any obligation to do so or to indemnify any Participant for failure to do so) to adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (A) exempt the payment from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the payment, or (B) satisfy the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A. No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Participant or any other person to any member of the Company Group or any such member’s employees or agents.

In the case of a Participant who is a “specified employee” and where delayed commencement of any payments under this Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, any payment under this Plan that constitutes “non-qualified deferred compensation” subject to Section 409A may not be made before the date which is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death).